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                         [LETTERHEAD OF AVERT, INC. APPEARS HERE]

                         AMENDMENT TO THE EMPLOYMENT
                         AGREEMENT DATE JULY 1, 1996 BETWEEN
                         JAMIE M. BURGAT AND AVERT, INC.

If because of illness, accident or injury, Employee should become disabled from performing her duties hereunder, Employee shall be entitled to a leave of absence from the Company for the duration of any such disability for a period or periods up to, but not exceeding, six months during the term of this Agreement. During any such leave of absence, Employee's compensation and status as an Employee hereunder shall continue as provided herein, provided, however, that amounts, if any, payable to Employee under any disability income plan of the Company other than group health care plans, individual accident plans and other accident or health plans that the Company may chose to participate in that are not strictly disability income plans will be offset against Employee's compensation payable under this Agreement. Employee shall be deemed to be permanently incapacitated only if and when (I) such leaves of absence of disability shall have continued six months in the aggregate during the term of this Agreement, or (II) a single leave of absence of disability shall have continued for a period of six consecutive months and the Company shall have received impartial medical advice, which shall have been certified to the Company, that the disability is such that it will substantially impair Employee's ability to perform her duties hereunder for a period of six months in the aggregate, or six consecutive months, as the case may be. If the Employee becomes permanently incapacitated, the Company may terminate the employment of the Employee hereunder by giving the Employee (or her personal representative) written notice of such termination and paying the following amounts to Employee:
(1) any unpaid Base Salary and (2) any unpaid PTO. Company may if it so desires procure a policy of disability for the Employee.

If the Employee should die during her active employment with the Company pursuant to this Agreement, this Agreement shall terminate and, if a Change of Control has not occurred prior to her date of death the Company shall continue to pay her Base Salary for the three months following the date of death at the base monthly rate in effect hereunder. Such amounts shall be paid to the beneficiary or beneficiaries designated by the Employee in writing, or to the estate of the Employee. Company may if it so desires procure sufficient insurance to cover its obligations under this Paragraph.

                                      (1)
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                   [LETTERHEAD OF AVERT, INC. APPEARS HERE]

          Executed this 1st day of July, 1996.

                         /s/ Jamie M. Burgat
                         _____________________
                         Jamie M. Burgat

                         /s/ Dean A. Suposs
                         _____________________
          Avert, Inc.    By: Dean A. Suposs

                                      (2)